UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.     )

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United Rentals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED RENTALS, INC.

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2020

On March 24, 2020, United Rentals, Inc. (“United Rentals”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its Annual Meeting of Stockholders to be held on May 7, 2020. On April 20, 2020, United Rentals issued a press release announcing that its Annual Meeting of Stockholders will now be held by solely by remote communication, in a virtual only format. The press release is being filed herewith as definitive additional material.

The press release should be read in conjunction with the Proxy Statement.

United Rentals to Host its Annual Meeting of Stockholders in Virtual Format

STAMFORD, Conn. – April 20, 2020 – United Rentals, Inc. (NYSE: URI) (“URI”) today announced that, due to the public health and safety concerns related to the novel coronavirus (COVID-19) pandemic and recommendations and orders from Federal and Connecticut authorities, its Annual Meeting of Stockholders (the “2020 Annual Meeting”) will now be held solely by remote communication, in a virtual only format.

The 2020 Annual Meeting will be held on May 7, 2020 at 9 a.m., Eastern daylight time, as disclosed in URI’s proxy statement for the meeting. Online access to the meeting will begin at 8:50 a.m., Eastern daylight time. Stockholders will not be able to attend the meeting in person.

As always, whether or not you plan to attend the 2020 Annual Meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy materials for the meeting. If you have already voted, you do not need to vote again.

URI expects to hold future meetings of stockholders in-person, absent extenuating circumstances (including the ongoing impact of COVID-19).

Attending the Virtual Meeting

You can attend the meeting by accessing www.virtualshareholdermeeting.com/URI2020 and entering the 16-digit control number on the proxy card or notice of availability of proxy materials you previously received.  Note that the meeting website will not be active until April 23.

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If you hold your shares in “street name” (i.e., through an account at a broker or other nominee), please follow your broker’s or nominee’s instructions you previously received to obtain your 16-digit control number.

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If you are a stockholder of record (i.e., shares are registered in your name with American Stock Transfer & Trust, or AST) and want to attend the 2020 Annual Meeting with full access (i.e., be able to vote or ask a question), you must contact AST via email (proxy@astfinancial.com) to request a control number by April 28.

If you do not have your control number, you may still attend the 2020 Annual Meeting as a guest, but will not have the option to ask questions or vote your shares during the meeting.

A list of URI’s stockholders of record will be available for examination by stockholders on the meeting website during the meeting.

Asking Questions

If you are a stockholder and have a valid control number, you will be able to submit questions live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/URI2020, typing your question into the “Ask a Question” field, and clicking “Submit.”

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If any questions pertinent to meeting matters cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at: https://unitedrentals.com/our-company/investor-relations, under the “Corporate Governance” section. The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

Voting Shares at the Virtual Meeting

If you have not voted your shares prior to the meeting, you will be able to vote your shares electronically at the 2020 Annual Meeting by clicking “Vote Here” on the meeting website. Whether or not you plan to attend the meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy materials you previously received.

The proxy materials you previously received may continue to be used to vote your shares in connection with the meeting. If you have already voted, you do not need to vote again.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. As of December 31, 2019, the company has an integrated network of 1,164 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 19,100 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,000 classes of equipment for rent with a total original cost of $14.63 billion as of December 31, 2019. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com